EXHIBIT 99.1

National Technical Systems Reports Fiscal 2009 Third Quarter Results

CALABASAS, Calif. — (BUSINESS WIRE) — Dec. 15, 2008 — National Technical Systems, Inc. (Nasdaq:NTSC)(NTS) today announced strong results for its fiscal 2009 third quarter and nine months ended October 31, 2008.

Net income for the quarter increased 86.2% to $1,175,000 as compared to $631,000 for the same period in the prior year with corresponding diluted earnings per share of $0.12 in the current period compared to $0.07 for the same quarter in the prior year. Net income for the nine months ended October 31, 2008 increased 52.3% to $3,033,000 as compared to $1,992,000 for the same period in the prior year with corresponding diluted earnings per share of $0.32 in the current period compared to $0.21 for the same period in the prior year. Total revenues for the quarter increased 25.4% to $32,634,000, compared to $26,027,000 for the same period in the prior year. Total revenues for the nine months ended October 31, 2008 increased 18.5% to $90,354,000, compared to $76,277,000 for the same period in the prior year.

As previously announced, on November 3, 2008, the Company sold to Strategic Staffing Solutions, L.C., a Florida limited liability company, contracts and certain other assets from its Technical Solutions segment that are associated with information technology services and information technology consulting. The sale price was $5 million, subject to working capital adjustment. The assets and liabilities were classified as held for sale during the third quarter of this fiscal year and all revenues and expenses for the third quarter and nine months ended October 31, 2008 were extracted from continuing operations and are presented on a net basis as “Income (loss) from discontinued operations” in the Consolidated Statements of Income. Prior year results were reclassified to conform to the current year presentation. Income from discontinued operations, included in total income discussed above, was $190,000 or $.02 per diluted share for the three months ended October 31, 2008 and $352,000 or $.04 per diluted share for the nine months ended October 31, 2008.

The gain on disposal of discontinued operations will be recorded in the fourth quarter since the transaction closed in the fourth quarter. As a result of the above sale, the Company will now report as one segment.

CEO William C. McGinnis commented, “This quarter’s results are a clear signal that our growth strategy is working. We believe we are making the right investments to capitalize on our core competencies and position the Company to generate attractive returns. We successfully executed on our goal to divest the information technology consulting portion of our Technical Resources business to focus the Company on expanding its engineering and testing services. We have achieved exceptional top line growth for the quarter of 25.4%, of which 13.4% was from organic growth, and we almost doubled our net income, compared to last year. Our backlog remains strong, particularly in the aerospace, defense and power markets despite the difficult economic climate. Our acquisitions of Elliott Laboratories and USTL continue to perform above expectations.”

McGinnis continued, “While the current economic environment is challenging, we believe that we are well positioned to explore attractive acquisition opportunities and continue to benefit from future market share gain and technology advancement.”

About National Technical Systems, Inc.

National Technical Systems, Inc. is a leading provider of engineering and evaluation services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Forward-Looking Statements

 This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements including capital expenditure and working capital needs, the growth of our business and the anticipated financial results for the remainder of fiscal 2009.

The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems’ business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October, 31		Nine Months Ended October, 31
	2008	2007	2008	2007

Net revenues	$32,634,000	$26,027,000	$90,354,000	$76,277,000

Cost of sales	23,867,000	19,303,000	66,163,000	56,471,000

Gross profit	8,767,000	6,724,000	24,191,000	19,806,000

Selling, general and administrative expense	6,272,000	5,080,000	17,907,000	15,427,000

Equity (income) loss from non-consolidated subsidiary	(11,000)	8,000	(7,000)	(63,000)

Operating income	2,506,000	1,636,000	6,291,000	4,442,000

Other income (expense):

Interest expense, net	(573,000)	(448,000)	(1,671,000)	(1,380,000)

Other income (expense), net	(183,000)	(6,000)	52,000	121,000

Total other expense, net	(756,000)	(454,000)	(1,619,000)	(1,259,000)

Income from continuing operations before income taxes and minority interest	1,750,000	1,182,000	4,672,000	3,183,000

Income taxes	742,000	528,000	1,941,000	1,336,000

Income from continuing operations before minority interest	1,008,000	654,000	2,731,000	1,847,000

Minority interest	(23,000)	(21,000)	(50,000)	(46,000)

Income from continuing operations	985,000	633,000	2,681,000	1,801,000

Income (loss) from discontinued operations, net of tax	190,000	(2,000)	352,000	191,000

Net income	$1,175,000	$631,000	$3,033,000	$1,992,000

Basic earnings per common share

Income from continuing operations	$0.11	$0.07	$0.30	$0.21

Income from discontinued operations	0.02	—	0.04	0.02

Net income	$0.13	$0.07	$0.33	$0.23

Diluted earnings per common share

Income from continuing operations	$0.10	$0.07	$0.28	$0.19

Income from discontinued operations	0.02	—	0.04	0.02

Net income	$0.12	$0.07	$0.32	$0.21

Weighted average common shares outstanding	9,273,000	8,822,000	9,086,000	8,782,000

Dilutive effect of stock options and nonvested shares	417,000	711,000	480,000	653,000

Weighted average common shares outstanding, assuming dilution	9,690,000	9,533,000	9,566,000	9,435,000

CONTACT:	National Technical Systems Raffy Lorentzian, Sr. V.P. & C.F.O. 818-591-0776

Source:	National Technical Systems, Inc.